        GIORDANO, HALLERAN & CIESLA
         A PROFESSIONAL CORPORATION                    JOHN C. GIORDANO, JR.   SEAN E. REGAN |_|
                                                       FRANK R. CIESLA         JAY S. BECKER
              ATTORNEYS AT LAW                         BERNARD J. BERRY, JR.   TIMOTHY D. LYONS|_|
                                                       JOHN A. AIELLO          J. SCOTT ANDERSON            OF COUNSEL:
             PLEASE RESPOND TO:                        MICHAEL J. GROSS        PETER B. BENNETT           JOHN R. HALLERAN
        U.S. POSTAL SERVICE ADDRESS:                   JOHN A. GIUNCO          LAURENCE I. ROTHSTEIN     S. THOMAS GAGLIANO
            POST OFFICE BOX 190                        EDWARD S. RADZELY       ROBERT J. FEINBERG |_|    THOMAS A. PLISKIN
        MIDDLETOWN, NEW JERSEY 07748                   SHARLENE A. HUNT        PATRICK S. CONVERY         RONALD P. HEKSCH
                                                       PHILIP D. FORLENZA      MICHAEL A. PANE, JR.      DERRICK A. SCENNA
                    OR:                                MICHAEL J. CANNING |_|  MICHAEL J. VITIELLO
HAND DELIVERY AND OVERNIGHT SERVICE ADDRESS:           PAUL H. SCHNEIDER       STEVEN M. DALTON               -------
             125 HALF MILE ROAD                        ELIZABETH CHRISTIAN     PAMELA J. KNAUER
         RED BANK, NEW JERSEY 07701                    ANDREW B. ROBINS        TIMOTHY J. DENGLER         JOHN C. GIORDANO
                                                       MICHAEL A. BRUNO        CATHERINE J. BICK            (1921-1989)
               (732) 741-3900                          KURT E. ANDERSON        MONICA J. CERES
            FAX: (732) 224-6599                        PAUL T. COLELLA         MARC D. POLICASTRO             -------
                                                       GERALD P. LALLY
               www.ghclaw.com                              -------                 -------

                                                       TARA PHELAN CARVER      CRAIG M. GIANETTI      |_| CERTIFIED BY
                                                       TARA L. BENSON          ARI G. BURD                THE SUPREME COURT
                                                       RACHEL M. RINNINSLAND   KEVIN B. LEGREIDE          OF NEW JERSEY AS A
                                                       LISA MICELI WATERS      MATTHEW J. CERES           CIVIL TRIAL
                                                       GREGORY BANACKI, JR.    JIN KYOUNG HONG            ATTORNEY
                                                       DONALD F. CAMPBELL,     KELLY D. GUNTHER
                                                       JR.                     LOUIS D. TAMBARO
                                                       BRIAN H. HARVEY         MICHAEL D. PAWLOWSKI
                                                       MELISSA V. SKROCKI      MATTHEW N. FIOROVANTI
                                                       AFIYFA H. ELLINGTON

DIRECT DIAL NUMBER                          DIRECT EMAIL                                                  CLIENT/MATTER NO.
                                         pcolella@ghclaw.com                                              14811-0015

                                November 16, 2007

Via EDGAR Transmission Only
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention:   Duc Dang
             Mail Stop 4561

      RE:    BigString Corporation
             Registration Statement on Form SB-2 (the "Registration Statement") File Number 333-143793
             ----------------------

Dear Mr. Dang:

      Contemporaneously with our submission of this letter to the Securities and Exchange Commission (the "Commission"), our client, BigString Corporation ("BigString"), has submitted to the Commission for filing in the above captioned matter the final prospectus in the exact form to be used after the effectiveness of the Registration Statement. The final prospectus is being submitted to the Commission pursuant to the provisions of Rule 424(b)(3) of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended.

      Please be advised that at 5:00 p.m. (EST) on November 13, 2007, the Commission declared effective the Registration Statement.

      Thank you for your attention to this matter.

                                              Very truly yours,

                                              /s/ Paul T. Colella

                                              PAUL T. COLELLA
cc:  Darin M. Myman


     OUR TRENTON OFFICE: 441 EAST STATE STREET, TRENTON, NEW JERSEY 08608,
                             PHONE: (609) 695-3900